Exhibit 10.23.2

NONEMPLOYEE DIRECTORS COMPENSATION

Effective November 1, 2009

Annual retainer	$18,750 per quarter, payable in cash or as otherwise elected by a nonemployee director pursuant to the Deferred Compensation Plan (“Deferred Plan”).

Annual RSU grant[1]	An annual restricted share unit (“RSU”) grant of the number of RSUs equal to $120,000 divided by the closing price of the Company’s common shares on the date of grant ( the “Grant Date Closing Price”); one year cliff vest.

Initial RSU grant[1]	Upon first appointment or election to the Board, each nonemployee director to receive an initial RSU grant of the number of RSUs equal to $120,000 divided by the Grant Date Closing Price; one year cliff vest.

Presiding Director	Additional retainer is $5,000 per quarter, payable in cash or as elected under Deferred Plan. Increase annual RSU grant value by $20,000.

Audit Committee Chair	Additional retainer is $4,500 per quarter, payable in cash or as elected under Deferred Plan.

Human Resources and Compensation Committee Chair	Additional retainer is $2,500 per quarter, payable in cash or as elected under Deferred Plan.

Nominating and Governance Committee Chair	Additional retainer is $2,500 per quarter, payable in cash or as elected under Deferred Plan

Audit Committee	Additional retainer is $500 per quarter for serving on Audit Committee, payable in cash or as elected under Deferred Plan.

Per meeting fee

Special meeting fee for attendance at “excess meetings”: $1,500 for a full day; $750 for a half day or less. An “excess meeting” is a meeting attended after the nonemployee director has attended a number of meetings equal to the number of regular quarterly board meetings, plus the number of regular committee meetings associated with regular quarterly board meetings, plus two. An excess meeting excludes meetings attended by a non-committee member and written actions.

Prior to payment, any excess meeting fees must be approved by the Human Resources and Compensation Committee of this Board.

Total meeting fees in this category will not exceed $25,000 in any fiscal year. Payable in cash or as elected under the Deferred Plan.

Ad hoc Committee retainer	When ad hoc committees are formed to address extraordinary events, the Board will determine an annual retainer to be paid to ad hoc committee members based upon expected effort required. Total fees in this category will not exceed $25,000 in any fiscal year. Payable in cash or as elected under the Deferred Plan.

[1]	Awards to be granted pursuant to the 2007 Nonemployee Directors’ Equity Incentive Plan.